Exhibit 99.1

PNM Third Quarter Earnings Up on Strong Wholesale Gains

ALBUQUERQUE, N.M. October 18, 2000 - PNM, Public Service Company of New Mexico (NYSE:PNM) today reported net earnings before one-time gains and special charges of 97 cents per share (diluted) for the three months ended September 30, 2000, compared to last year's third quarter earnings of 52 cents per share (diluted).

One-time gains and charges recorded during the third quarter added a net of 21 cents per share to earnings for the latest quarter, for a total of $1.18 per share (diluted). There were no one-time items recorded during the comparable quarter of 1999.

PNM net earnings for the latest quarter totaled $46.9 million on operating revenues of $499.5 million, compared to net earnings of $21.4 million, on revenues of $340.6 million in the third quarter 1999. For the nine months ended Sept. 30, 2000, net earnings totaled $86.9 million, or $2.17 per share (diluted) on total operating revenues of $1.15 billion. In the first nine months of last year PNM earned $66.2 million, or $1.60 per share, on revenues of $874.8 million.

The increase in earnings for the quarter and the year to date was primarily due to the company's continued success in the wholesale power market, warmer temperatures in 2000 compared to 1999, and ongoing efforts to control costs, according to PNM Chairman, President and Chief Executive Officer Jeff Sterba.

PNM wholesale power revenues totaled $279.5 million in the third quarter, an increase of nearly 86 percent over the same period last year.

"Strong demand for electricity in the West over the past several months provided the opportunity," Sterba said. "Our experienced trading staff, backed by the exceptional performance of our generating units, allowed us to make the most of that opportunity."

Although total retail electric sales increased 4.2 percent during the third quarter, to nearly 2 million megawatt-hours (MWh), retail electric revenues fell slightly, to $144.4 million, compared to $148.8 million in the same period last year. The 3.0 percent drop in retail electric revenues is mainly due to an electric rate reduction implemented in the third quarter of 1999.

Electric gross margin (operating revenues less fuel and purchased power expenses) was $158.4 million in the latest quarter, an increase of 18.6 percent over the same period last year. The increase in gross margin was primarily due to increased margins in the wholesale power market.

Operations and maintenance expenses for the third quarter were down 3.3 percent compared to the same period last year, reflecting the company's continued success in controlling costs.

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One-time items recorded in the third quarter 2000 include a gain of 21 cents per share from settlement of a lawsuit and a gain of 7 cents per share for the reversal of certain reserves associated with the expected resolution of two gas rate cases now pending before state regulators. The quarter's earnings also include a one-time charge of 7 cents per share in connection with acquisition of a new, long-term wholesale customer in July.

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, offers energy and water management solutions for government and institutional clients in the Southwest, and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.



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                            Exhibit 99.1 (continued)

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                     Three Months Ended          Nine Months Ended          Twelve Months Ended
                                                        September 30                September 30               September 30
                                                  -------------------------   -------------------------   -------------------------
                                                     2000          1999          2000          1999          2000          1999
                                                  -----------   -----------   -----------   -----------   -----------   -----------

Operating Revenues:
  Electric ....................................   $   444,101   $   299,767   $   943,681   $   697,073   $ 1,158,585   $   895,460
  Gas .........................................        55,133        38,249       204,193       171,432       269,472       231,580
  Unregulated businesses ......................           243         2,588         1,935         6,288         4,502         6,721
                                                  -----------   -----------   -----------   -----------   -----------   -----------
    Total operating revenues ..................       499,477       340,604     1,149,809       874,793     1,432,559     1,133,761
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Operating Expenses:
  Cost of energy sold .........................       316,519       180,730       664,636       399,093       797,495       499,803
  Operation and maintenance costs .............        84,317        89,416       251,699       260,596       344,860       356,601
  Depreciation and amortization ...............        23,022        23,313        69,664        69,739        92,586        93,348
  Taxes, other than income taxes ..............         9,103         9,652        25,234        27,821        31,497        38,260
  Income taxes.................................        19,064         7,218        32,523        22,954        34,579        25,624
                                                  -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses ..................       452,025       310,329     1,043,756       780,203     1,301,017     1,013,636
                                                  -----------   -----------   -----------   -----------   -----------   -----------
    Operating income ..........................        47,452        30,275       106,053        94,590       131,542       120,125
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Other Income and Deductions, Net of Tax........        15,569         8,455        29,827        20,867        39,162        31,395
                                                  -----------   -----------   -----------   -----------   -----------   -----------
    Income before interest charges ............        63,021        38,730       135,880       115,457       170,704       151,520

Net Interest Charges ..........................        16,108        17,329        49,029        52,754        66,942        70,412
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Net Earnings from Continuing Operations .......        46,913        21,401        86,851        62,703       103,762        81,108

Discontinued Operations .......................          --            --            --            --            --          (3,704)

Cumulative Effect of a Change in
  Accounting Principle, Net of Tax ............          --            --            --           3,541          --           3,541
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Net Earnings ..................................        46,913        21,401        86,851        66,244       103,762        80,945
Preferred Stock Dividend Requirements .........           147           147           440           440           586           586
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Net Earnings Applicable to Common Stock .......   $    46,766   $    21,254   $    86,411   $    65,804   $   103,176   $    80,359
                                                  ===========   ===========   ===========   ===========   ===========   ===========

Earnings (Loss) Per Share of Common
Stock (Basic):  Continuing Operations .........   $      1.19   $      0.52   $      2.18   $      1.51   $      2.59   $      1.95
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Net Earnings ..................................   $      1.19   $      0.52   $      2.18   $      1.60   $      2.59   $      1.95
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Average Shares Outstanding (Basic) ............        39,363        40,774        39,623        41,127        39,912        41,290
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Earnings (Loss) Per Share of Common
Stock (Diluted):  Continuing Operations .......   $      1.18   $      0.52   $      2.17   $      1.51   $      2.58   $      1.95
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Net Earnings ..................................   $      1.18   $      0.52   $      2.17   $      1.60   $      2.58   $      1.94
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Average Shares Outstanding (Diluted) ..........        39,651        40,867        39,749        41,201        40,016        41,378
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Dividends Paid Per Share of Common Stock ......   $      0.20   $      0.20   $      0.60   $      0.60   $      0.80   $      0.80
                                                  ===========   ===========   ===========   ===========   ===========   ===========
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